EXHIBIT 99.1

Investor Relations: Larry Cains Assurant 212-859-7045 larry.cains@assurant.com	Carina Thate or Jason Thompson Abernathy MacGregor Group 212-371-5999 cct@abmac.com or jft@abmac.com	Press contacts: Melissa Kivett Assurant 212-859-7029 melissa.kivett@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports 2003 Results

2003 Net Operating Income Totaled $329.2 Million, $2.31 Per Share

New York – March 11, 2004 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a leading provider of specialized insurance and insurance-related products and services, today reported its results for the year and fourth quarter ended December 31, 2003.

J. Kerry Clayton, President and Chief Executive Officer, said, “We are pleased with our operating performance. Our 2003 net operating income of over $329 million represents the best year in our 25-year history. This performance demonstrates the merits of our diversified market approach and proven strategy of building leading specialty insurance businesses.”

Assurant reported 2003 net income of $185.7 million, or $1.30 per pro forma diluted share (see footnote 1 at the end of this release). This compares to 2002 net income before cumulative effect of change in accounting principle of $259.7 million, or $1.83 per pro forma diluted share. Per share calculations are based on 142,268,106 shares currently outstanding.

Assurant reported 2003 net operating income (see footnote 2 at the end of this release) of $329.2 million, or $2.31 per pro forma diluted share, compared to 2002 net operating income of $327.0 million, or $2.30 per pro forma diluted share. Net operating income excludes capital gains and losses, IPO related expenses, and interest premium on redemption of preferred securities of subsidiary trusts.

For the fourth quarter of 2003, Assurant reported a net loss of ($77.6) million, or ($0.55) per pro forma diluted share, versus net income of $60.4 million, or $0.42 per pro forma diluted share, in the fourth quarter of 2002.

Assurant reported net operating income for the most recent quarter of $74.8 million, or $0.53 per pro forma diluted share, versus net operating income for the year-ago quarter of $77.3 million, or $0.54 per pro forma diluted share.

Net earned premiums in 2003 grew 8.4% to $6.2 billion from $5.7 billion in 2002. This was driven by growth in Assurant’s two largest segments, Assurant Solutions and Assurant Health.

Net investment income in the most recent year decreased 3.9% to $607.3 million from $631.8 million in 2002, as the yield on average invested assets decreased to 5.61% in 2003 from 6.20% in 2002 due to the low interest rate environment. Total invested assets increased 11.1% to $11.9 billion in 2003 from $10.7 billion in 2002.

Fourth quarter 2003 net earned premiums grew 10.8% to $1.6 billion from $1.5 billion in the fourth quarter of 2002. Net investment income in the most recent quarter decreased 5.5% to $150.7 million from $159.5 million in the same quarter last year.

Reconciliation of net operating income to net income

	For the three months ended		For the years ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002
	(UNAUDITED)
	(amounts in millions, net of tax)

Assurant Solutions	$33.1	$31.6	$133.2	$132.2
Assurant Health	28.4	19.4	121.0	94.4
Assurant Employee Benefits	12.9	20.1	61.6	57.1
Assurant Preneed	8.2	10.8	36.0	49.7
Amortization of deferred gain on disposal of businesses	10.5	12.9	44.4	51.9
Distributions on preferred securities of subsidiary trusts and interest expense	(17.1)	(19.7)	(74.2)	(77.0)
Corporate and other	(1.2)	2.2	7.2	18.7

Net operating income (2)	74.8	77.3	329.2	327.0
Adjustments:
Net realized (losses) gains on investments	(8.4)	(16.9)	1.2	(77.0)
Gain on disposal of business	—	—	—	9.7
Expenses directly related to the initial public offering	(10.2)	—	(10.9)	—
Interest premium on redemption of preferred securities of subsidiary trusts	(133.8)	—	(133.8)	—

Net (loss) income before cumulative effect of change in accounting principle	$(77.6)	$60.4	$185.7	$259.7
Cumulative effect of change in accounting principle	—	—	—	(1,260.9)

Net (loss) income	$(77.6)	$60.4	$185.7	$(1,001.2)

“Having completed our IPO on February 5th, we are looking forward to our first year as an independent public company with confidence,” said Mr. Clayton. “Our business model is strong and we are well capitalized to take advantage of an improving economic climate for many of our product lines. We will maintain our focus on specialty insurance markets and we will continue to emphasize profitability by leveraging our unique capabilities – disciplined risk management, complex administration and system skills, and strong distribution relationships with market leaders.”

Assurant Solutions

Assurant Solutions 2003 net operating income was $133.2 million, up slightly from 2002 net operating income of $132.2 million. Fourth quarter 2003 net operating income of $33.1 million grew 4.7% from $31.6 million in the fourth quarter of 2002.

Assurant Solutions 2003 net earned premiums grew 13.7% to $2.4 billion from $2.1 billion in 2002. Net earned premiums in the fourth quarter 2003 grew 10.9% to $625.0 million from $563.5 million in the fourth quarter of 2002.

Net operating income increased modestly despite higher catastrophe losses, including those related to the California wildfires and Hurricane Isabel, lower investment income as a result of the low interest rate environment, and increased expenses related to the growth in new business. Assurant Solutions premium growth for the full year and fourth quarter 2003 was due to growth in the specialty property and extended service contracts product lines.

Assurant Health

Assurant Health 2003 net operating income grew 28.1% to $121.0 million from $94.4 million in 2002. Net operating income for the fourth quarter 2003 grew 46.4% to $28.4 million from $19.4 million in the year-ago quarter.

Assurant Health 2003 net earned premiums grew 9.6% to $2.0 billion from $1.8 billion in 2002. Net earned premiums in the fourth quarter of 2003 grew 14.0% to $533.7 million from $468.2 million in the fourth quarter of 2002.

Improved profitability in 2003 and in the fourth quarter was mainly attributable to premium growth in individual medical and to improved benefit loss ratios. Assurant Health membership at the end of 2003 totaled 1.137 million, an increase of about 11% from membership of 1.025 million at the end of 2002.

Assurant Employee Benefits

Assurant Employee Benefits 2003 net operating income increased 7.9% to $61.6 million from $57.1 million in 2002. Fourth quarter 2003 net operating income decreased 35.8% to $12.9 million from $20.1 million in the same period in 2002.

Assurant Employee Benefits 2003 net earned premiums grew 1.9% to $1.3 billion from $1.2 billion in 2002. Net earned premiums in the fourth quarter of 2003 grew 10.8% to $336.1 million from $303.5 million in the fourth quarter of 2002.

Net operating income for 2003 reflected the results of a reserve adequacy study conducted in the third quarter that resulted in a net reduction in reserves of approximately $12 million after-tax. 2003 results were adversely affected by lower net investment income. Underlying experience in 2003 improved in disability, remained the same in dental, and worsened in group life compared to 2002. Fourth quarter 2003 results were in line with the first three quarters, adjusting for the reserve reduction. In 2003, management’s focus on maintaining underwriting discipline in an increasingly competitive environment resulted in a reduction of new business sales.

Assurant Preneed

Assurant Preneed 2003 net operating income declined 27.5% to $36.0 million from $49.7 million in 2002. Fourth quarter 2003 net operating income decreased 24.4% to $8.2 million from $10.8 million in the same period of 2002.

Assurant Preneed 2003 net earned premiums decreased 1.6% to $529.3 million from $537.7 million in 2002. Assurant Preneed fourth quarter 2003 net earned premiums decreased 0.6% to $128.4 million from $129.2 million in the fourth quarter of 2002.

Net operating income for the year and fourth quarter 2003 decreased mainly due to lower spreads between investment yields generated by the investment portfolio and rates credited on reserves. Management has lowered crediting rates on new business and in-force blocks of business that it has the ability to adjust and has taken cost cutting initiatives. The decrease in net earned premiums for the year and fourth quarter 2003 was primarily due to a decrease in sales from a major distributor.

Corporate

Amortization of deferred gains from businesses sold through reinsurance declined in accordance with a predetermined amortization schedule. Interest expense and distributions on preferred securities of subsidiary trusts decreased slightly in the fourth quarter due to the company’s recent redemption of preferred securities.

Financial Position

Total assets at December 31, 2003 were $23.7 billion, up from $22.3 billion at December 31, 2002. Prior to the initial public offering, the company repaid the remaining mandatorily redeemable preferred securities of subsidiary trusts. In the weeks following the IPO the company received a capital contribution of $725 million from Fortis and issued $975 million of senior notes to repay the $1.75 billion of short-term loans outstanding. This was consistent with the company’s capital planning objectives.

Cash and cash equivalents and total invested assets were $11.9 billion at the end of 2003, versus $10.7 billion at the end of 2002. In 2003, Assurant had after-tax net capital gains of approximately $1.2 million compared to net realized after-tax losses of $77.0 million in 2002. In 2003, Assurant recorded other than temporary impairments of $13.2 million after-tax compared to $55.4 million after-tax in 2002.

Earnings Conference Call

Assurant will host a conference call this morning, March 11th at 9:00 a.m. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: Assurant. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 11:00 a.m. (ET) on March 11, 2004 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 4552840. The webcast will be archived for one month on Assurant’s website.

In addition, a financial supplement relating to the company’s financial results for the fourth quarter and full year 2003 is available in the Investor Relations section of the company’s website at www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other markets. The four key business units — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit insurance; warranties and extended services contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has approximately $24 billion in assets and $7 billion in revenue. Assurant has more than 12,000 employees and is headquartered in New York’s financial district.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our final prospectus dated February 4, 2004, as filed with the SEC on February 5, 2004.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
Three Months ended December 31, 2003 and 2002

	Three Months Ended December 31,
	2003	2002
	(in thousands except number of shares and per share amounts)
	(unaudited)

Revenues
Net earned premiums and other considerations	$1,623,269	$1,464,451
Net investment income	150,705	159,504
Net realized (loss) on investments	(12,940)	(25,965)
Amortization of deferred gain on disposal of businesses	16,042	19,860
Fees and other income	59,219	63,934

Total revenues	1,836,295	1,681,784
Benefits, losses and expenses
Policyholder benefits	1,000,570	874,324
Amortization of deferred acquisition costs and value of business acquired	176,492	204,608
Underwriting, general and administrative expenses	561,524	487,862
Interest expense	1,175	—
Distributions on preferred securities of subsidiary trusts	25,104	30,274
Interest premium on redemption of preferred securities of subsidiary trusts	205,822	—

Total benefits, losses and expenses	1,970,687	1,597,068
(Loss) Income before income taxes and cumulative effect of changes in accounting principle	(134,392)	84,716
Income tax (benefit) expense	(56,759)	24,308

Net (loss) income	$(77,633)	$60,408

Earnings per share:
Weighted average of basic and diluted shares of common stock outstanding	109,222,276	109,222,276
Net (loss) income per share:
Basic and Diluted
Net (loss) income	$(0.71)	$0.55
Pro Forma earnings per share:(1)
Pro Forma weighted average of basic and diluted shares of common stock outstanding	142,268,106	142,268,106
Pro Forma net (loss) income per share:
Basic and Diluted
Pro Forma net (loss)	$(0.55)	$0.42

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
Years ended December 31, 2003 and 2002

	Years Ended December 31,
	2003	2002
	(in thousands except number of shares and per share amounts)
	(unaudited)

Revenues
Net earned premiums and other considerations	$6,156,772	$5,681,596
Net investment income	607,313	631,828
Net realized gain (loss) on investments	1,868	(118,372)
Amortization of deferred gain on disposal of businesses	68,277	79,801
Gain on disposal of businesses	—	10,672
Fees and other income	231,983	246,675

Total revenues	7,066,213	6,532,200
Benefits, losses and expenses
Policyholder benefits	3,657,763	3,435,175
Amortization of deferred acquisition costs and value of business acquired	909,149	876,185
Underwriting, general and administrative expenses	1,919,989	1,732,047
Interest expense	1,175	—
Distributions on preferred securities of subsidiary trusts	112,958	118,396
Interest premium on redemption of preferred securities of subsidiary trusts	205,822	—

Total benefits, losses and expenses	6,806,856	6,161,803
Income before income taxes and cumulative effect of changes in accounting principle	259,357	370,397
Income tax expense	73,705	110,657

Net income before cumulative effect of change in accounting principle	185,652	259,740
Cumulative effect of change in accounting principle	—	(1,260,939)

Net income (loss)	$185,652	$(1,001,199)

Earnings per share:
Weighted average of basic and diluted shares of common stock outstanding	109,222,276	109,222,276
Net income (loss) per share:
Basic and Diluted
Net income before cumulative effect of change in accounting principle	$1.70	$2.38
Cumulative effect of change in accounting principle	—	$(11.54)
Net income (loss)	$1.70	$(9.17)
Pro Forma earnings per share (1):
Pro Forma weighted average of basic and diluted shares of common stock outstanding	142,268,106	142,268,106
Pro Forma net income (loss) per share:
Basic and Diluted
Pro Forma net income before cumulative effect of change in accounting principle	$1.30	$1.83
Pro Forma cumulative effect of change in accounting principle	—	(8.86)
Pro Forma net income (loss)	$1.30	$(7.04)

Assurant, Inc. and Subsidiaries
Consolidated Balance Sheets
At December 31, 2003 and 2002

	December 31,
	2003	2002
	(in thousands except number of shares and per share amounts)
	(unaudited)

Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost — $8,229,861 in 2003 and $7,630,576 in 2002)	$8,728,838	$8,035,530
Equity securities available for sale, at fair value (cost — $436,823 in 2003 and $264,635 in 2002)	456,440	271,700
Commercial mortgage loans on real estate at amortized cost	932,791	841,940
Policy loans	68,185	69,377
Short-term investments	275,878	684,350
Other investments	461,473	181,181

Total investments	10,923,605	10,084,078
Cash and cash equivalents	958,197	610,694
Premiums and accounts receivable	480,254	401,094
Reinsurance recoverables	4,445,265	4,649,909
Accrued investment income	135,267	126,761
Tax receivable	26,499	—
Deferred acquisition costs	1,393,681	1,313,594
Property and equipment, at cost less accumulated depreciation	283,762	250,785
Deferred income taxes, net	60,321	168,200
Goodwill	828,523	834,138
Value of businesses acquired	191,929	215,245
Other assets	195,958	212,941
Assets held in separate accounts	3,805,058	3,411,616

Total assets	$23,728,319	$22,279,055

Liabilities
Future policy benefits and expenses	$6,235,140	$5,806,847
Unearned premiums	3,133,847	3,207,636
Claims and benefits payable	3,512,809	3,374,140
Commissions payable	371,074	348,188
Reinsurance balances payable	110,063	167,688
Funds held under reinsurance	200,384	183,838
Deferred gain on disposal of businesses	392,876	462,470
Accounts payable and other liabilities	1,364,581	1,265,648
Income tax payable	—	25,191
Debt	1,750,000	—
Mandatorily redeemable preferred securities of subsidiary trusts	196,224	1,446,074
Mandatorily redeemable preferred stock	24,160	24,660
Liabilities related to separate accounts	3,805,058	3,411,616

Total liabilities	21,096,216	19,723,996
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, par value $.01 per share:
Class A: 800,550,002 shares authorized, 109,222,276 shares issued and outstanding	1,092	1,092
Additional paid-in capital	2,063,763	2,063,763
Retained earnings	248,721	245,219
Accumulated other comprehensive income	318,527	244,985

Total stockholders’ equity	2,632,103	2,555,059

Total liabilities and stockholders’ equity	$23,728,319	$22,279,055

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share has been included as a measure of operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. The restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants, resulting in total outstanding shares of 142,268,106. These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share.

(2) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, before the after-tax effect of net realized gains (losses) on investments and the after-tax effect of other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.